August 13, 2018

Mr. Jamere Jackson

Dear Jamere:
I am very pleased to confirm our offer of employment with The Hertz Corporation (the “Company” or “Hertz”) in the position of Executive Vice President and Chief Financial Officer. This position will report directly to Kathryn Marinello, President and Chief Executive Officer and will be based out of the Estero, FL headquarters. Your start date is September 15, 2018.

Your base salary will be $29,807.70 paid on a bi-weekly basis, which equates to an annualized salary of $775,000. This offer is contingent upon verification of your education, previous employment, satisfactory references, passing the drug test and criminal background check, presentation of legally required documentation establishing your right to work in the United States, including compliance with Federal immigration employment law requirements, and agreement to enter into and signing an Employee Confidentiality & Non-Competition Agreement.

You will be eligible to participate in the Hertz Incentive Plan which provides for a target award in 2018 of 110% of your base salary. For 2018 your target award will be prorated for actual days employed. Actual payout is contingent upon the Company’s performance and your individual performance. Details of this plan will be provided to you upon commencement of your employment, and determination of actual payout is subject to the terms of the plan. Hertz retains the right and sole discretion to amend, modify or rescind such plan at any time and for any reason.

In connection with your employment, you will receive: 1) a one-time, sign-on bonus cash award of $704,000 payable within 30 days of employment (2) $250,000 cash award payable in March 2019; (3) time-vesting restricted stock unit (RSU) grant in the face amount of $1,128,000 which will vest one-third per year on the anniversary of the grant date assuming continued employment; and (4) performance stock unit (PSU) grant in the face amount of $1,500,000 which will vest on the third anniversary of the grant date assuming continued employment and subject to attainment of applicable company performance metrics. The equity grants will be subject to the terms and conditions of the applicable award agreements and the Hertz 2016 Omnibus Incentive Plan and will be granted to you on the first business day of the quarter following or coincident with your start date based on the closing stock price of the day prior to the grant date.

Should you voluntarily terminate your employment or be terminated for cause by Hertz within twelve months of your employment start date, you will be required upon such termination to pay back 100% of the cash award payments described in the prior paragraph to Hertz (and forfeit any right to such cash award payments not yet paid). Should you voluntarily terminate your employment or be terminated for cause by Hertz between twelve and twenty-four months of your employment start date, you will be required upon such termination to pay back 50% of these cash award payments to Hertz.

The Hertz Corporation | 8501 Williams Road | Estero, FL 33928

Jamere Jackson

You will be eligible for annual equity awards beginning in 2019 and beyond at a target amount of $2,000,000. Generally, equity grants for all key executives and key employees are subject to approval by the Compensation Committee of the Hertz Board of Directors and are subject to its sole and exclusive discretion. Awards generally are based upon, or denominated as, a dollar value and may be all or partially granted in the form of Restricted Stock Units, Performance-based Restricted Stock Units, and stock options (or such other equity awards), as determined in the Committee’s sole and exclusive discretion. Grants are made in accordance with the Company’s Equity Grant Policy. Materials and details regarding this plan will be sent to you under separate cover, once employment is commenced.

You will be eligible for a company-provided vehicle for your personal and professional use. The service vehicle policy will be reviewed with you and guidelines for choosing your vehicle will be provided upon commencement of your employment. Under the current policy, you will be eligible for a replacement vehicle every three years or 36,000 miles, whichever comes first. Hertz retains the right and sole discretion to amend, modify or rescind such policy at any time and for any reason.

You will be eligible for four weeks’ vacation per the terms and conditions of The Hertz Corporation vacation policy.

You are eligible for relocation assistance according to the terms and conditions of Hertz’s Employee Relocation Policy. The Company will provide reimbursement for expenses related to the sale and purchase of your primary home, temporary housing for up to eight (8) weeks in addition to movement of your household goods through a vendor selected by the Company. All relocation expenses are expected to be reasonable and customary for the area and are subject to pre-approval by the Company. This assistance will be available for twelve (12) months following the initiation of your relocation. Please note that if you voluntarily leave the employment of Hertz following the commencement of your position, you will be required to reimburse the Company for 100% of the amount of the expenditures regarding your relocation if you leave in the first year and 50% if you leave in the second year. The terms and conditions of the relocation agreement, including but not limited to any repayment obligations, will be provided for in a separate relocation agreement upon acceptance and initiation of the relocation. Execution of this agreement will be required prior to receiving any relocation reimbursement. In order to be eligible for relocation benefits you must use a real estate agent that is affiliated with our relocation vendor.

Hertz provides you the opportunity to participate in a comprehensive employee benefits program. This benefits program currently offers you numerous coverage options for:

•	Medical	•	Accidental Death and Dismemberment
•	Dental	•	Long Term Disability
•	Vision	•	Dependent Care Flexible Spending Account
•	Life Insurance	•	Health Care Flexible Spending Account
•	Dependent Life Insurance

You choose when you want coverage to begin:

•	Standard benefits coverage begins the first day of the month following sixty (60) consecutive days of employment.

Jamere Jackson

•
Day One Coverage begins on day one – your date of hire. If you choose to elect Day One Coverage, you can enroll in medical, dental, and vision coverage and you’ll pay 100% of the premiums until the Hertz premium subsidy starts on the first day of the month following 60 days of employment.

In a few weeks, you’ll receive a New Hire Guide at your home address. The guide will give you more information about Hertz benefits, including detailed information about when your benefits will begin (Standard vs. Day One Coverage) and how to enroll.

You will also be eligible for reimbursement up to $4,000 annually for Financial Planning Services with the provider of your choice.

Additionally, you’re eligible to contribute to the Hertz Income Savings Plan (401k Plan) on the first day of the month following 60 days of employment. In accordance with the current terms of the 401k Plan, Hertz matches your contributions (both before-tax and Roth after-tax contributions) dollar for dollar on the first 3% of your Eligible Compensation you contribute and 50 cents on the dollar for the next 2% of your Eligible Compensation you contribute. The Company match starts when you’re eligible to contribute to the 401(k) Plan, and you’re always 100% vested in the contributions you or the Company make to the 401k Plan, and any related investment earnings. Contributions and benefits under the 401k Plan are determined in accordance with the terms of the 401k Plan, and Hertz retains the right and sole discretion to amend, modify or rescind the 401k Plan at any time and for any reason.

It is a fundamental term and condition of your employment that you must execute and deliver to the undersigned the enclosed Employee Confidentiality & Non-Solicitation Agreement. Please review this document carefully and obtain independent legal advice if you wish.

It is also a fundamental term and condition of your employment that:

(i) You represent and warrant that you have not and will not disclose any confidential information or trade secrets that you may have from any third party, including but not limited to any current or former employer.

(ii) You represent and warrant to the Company and agree that the negotiation, entering into or performance of your employment with the Company has not resulted in and must not result in any breach by you of any agreement, duty or other obligation (including but not limited to a Confidentiality, Non-Competition and/or Non-Solicitation duty, agreement, or obligation), to any third party, including but not limited to any current or prior employer.

(iii) You confirm and agree that you must not bring and will not transfer to the Company or use in the performance of your duties and functions with the Company any confidential material, documents of information or property, whether electronic or otherwise, of any third party, including but not limited to any current or former employer. You agree that you will not remove or possess any documents of information, whether electronic or otherwise, from such third party and you will not transfer any such documents or information to the Company at any time or otherwise use such documents or information in the scope of your employment with the Company.

(iv) During your employment with the Company you will not engage in any activity that competes with or adversely affects the Company, nor will you begin to organize or develop any competing entity (or assist anyone else in doing).

Jamere Jackson

(v) You will not disclose at any time (except for business purposes on behalf of the Company) any confidential or proprietary material of the Company. That material shall include, but is not limited to, the names and addresses of customers, customer contacts, contracts, bidding information, business strategies, pricing information and the Company’s policies and procedures.

(vi) You agree that all documents (paper or electronic) and other information related in any way to the Company shall be the property of the Company, and will be returned to the Company upon the end of your employment with the Company.

(vii) You agree that should a court issue injunctive relief to enforce any term of this Agreement, or if a court (or jury) determines that you breached any provision of this Agreement, you will reimburse the Company for all attorney’s fees and costs incurred in enforcing the terms of the Agreement, and you will also be liable for any other damages or relief permitted by law.

(viii) You agree that any disputes over the above terms shall be governed by Florida law, shall be resolved in a Florida Court or in a federal Court located in Florida, and that the terms of this Agreement may be enforced by the Company or its successors or assigns.

The foregoing terms and conditions and representations and warranties will survive and will continue in full force and effect following the commencement of your employment with the Company. Should you at any time be in breach of the foregoing terms and conditions or should the foregoing representations and warranties be inaccurate or false, it will result in your immediate termination from the Company, and if the breach is because the amounts you certified that you forfeited with your current employer are incorrect, you will be required to repay Hertz any amount you receive based on such incorrect certification. In addition, you agree that you will indemnify and hold harmless the Company and its directors, officers, employees and agents from any and all claims and demands incurred by any of them directly or indirectly arising from any breach of the foregoing terms or conditions or any inaccuracy or misrepresentation of the foregoing representations and warranties.

In the event your position with Hertz is eliminated or your employment is terminated for any reason other than for cause and other than your voluntary resignation, you will be paid severance in accordance with the Hertz Senior Executive Severance Plan which provides for a severance payment equal to 18 months of your salary and bonus. Subject to its terms, Hertz retains the right and sole discretion to amend, modify or rescind such plan at any time and for any reason.

Payment of any such severance shall be contingent upon the execution of a General Release, including non-competition and non-disclosure provisions, in a form prescribed by Hertz.

All payments and benefits described in this letter shall be subject to applicable tax withholdings and other standard payroll deductions.

Per Hertz’s standard policy, this letter is not intended nor should it be considered as an employment contract for a definite or indefinite period of time. Employment with Hertz is at will, and either you or the Company may terminate employment at any time, with or without cause. In addition, by signing this letter, you acknowledge that this letter sets forth the entire agreement between you and the Company regarding your employment with the Company, and fully supersedes any prior agreements or understandings, whether written or oral.

Jamere Jackson

Jamere, we are pleased you are considering joining Hertz and look forward to the opportunity to work with you.

Very truly yours,

/s/ Murali Kuppuswamy
Murali Kuppuswamy
Executive Vice President and Chief Human Resources Officer

ACCEPTANCE

I, Jamere Jackson, as of the date first written above, have read and understand, and, having had the opportunity to obtain independent legal advice, hereby voluntarily accept and agree to, the terms and conditions of employment as outlined in this letter and I agree to do all things and to execute all documents necessary to give effect to the terms and conditions of employment as outlined in this letter, including but not limited to my execution of the Employee Confidentiality & Non-Competition Agreement.

/s/ Jamere Jackson August 15, 2018
Signature

cc: Kathryn Marinello